Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Navistar International Corporation

We consent to the use of our report dated December 19, 2012, with respect to the consolidated balance sheets of Navistar International Corporation and subsidiaries as of October 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended October 31, 2012 and the effectiveness of internal control over financial reporting as of October 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

February 22, 2013